Exhibit 5.1

Hogan Lovells US LLP 1735 Market Street, Floor 23 Philadelphia, PA 19103 T +1 267 675 4600 F +1 267 675 4601 www.hoganlovells.com

February 14, 2023

Board of Directors

Sesen Bio, Inc.

245 First Street, Suite 1800

Cambridge, MA 02142

Ladies and Gentlemen:

We are acting as counsel to Sesen Bio, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of up to 180,443,631 additional shares (as such number may be adjusted after giving effect to the 1-for-20 reverse stock split contemplated by the Company’s effective registration statement on Form S-4 (File No. 333-267891) initially filed with the SEC under the Act on October 14, 2022 (the “Initial Registration Statement”) of common stock, par value $0.001 per share, of the Company (the “Shares”), in connection with the merger contemplated by the Agreement and Plan of Merger and Reorganization, dated as of September 20, 2022, as amended on December 29, 2022, and further amended on February 13, 2023, by and among the Company, CARISMA Therapeutics Inc., a Delaware corporation, and Seahawk Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the “Merger Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) the effectiveness of the Registration Statement, (ii) the approval by the stockholders of the Company of the issuance of the Shares, (iii) the approval by the stockholders of the Company of the Certificate of Amendment to the Company’s Restated Certificate of Incorporation, as amended, in the form attached as Annex G to the Initial Registration Statement (the “Certificate of Amendment”), and the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, and (iv) the issuance of the Shares by the Company in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid, and nonassessable.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Perth Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar. Business Service Centers: Johannesburg Louisville. Legal Services Center: Berlin. For more information see www.hoganlovells.com

Sesen Bio, Inc.	- 2 -	February 14, 2023

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Initial Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP